Exhibit 99.1

Cheetah Net Supply Chain Service Inc. Announces Resignation of Chief Financial Officer

CHARLOTTE, N.C., Aug. 28, 2024 (GLOBE NEWSWIRE) – Cheetah Net Supply Chain Service Inc. (“Cheetah” or “the Company”) (Nasdaq CM: CTNT), a provider of warehousing and logistics services, today announced that Robert Cook, the Company’s chief financial officer (“CFO”), resigned from his position effective August 30, 2024. Mr. Cook’s resignation was for personal reasons and not as a result of any disagreement with the Company on any matter related to the operations, policies, or practices of the Company. He will be available to provide consulting services to the Company on a part-time basis at the Company’s request.

Mr. Cook commented, “I am delighted to have served as Cheetah’s first CFO and to have been a member of the team of dedicated professionals that successfully completed the Company’s initial public offering in August 2023. We worked very hard in difficult market conditions to achieve this success, and I expect that level of dedication to continue as the Company seeks to expand its capabilities in providing logistics and warehousing support for international trade between the U.S. and the People’s Republic of China.”

The Company’s board of directors (the “Board”) intends to conduct a search for potential internal and external candidates to fill the vacancy created by Mr. Cook’s resignation. In the meantime, Tony Liu, the chairman of the Board and the chief executive officer of the Company, will serve as the interim CFO and assume the duties of principal financial officer and principal accounting officer of the Company.

About Cheetah Net Supply Chain Service Inc.

Cheetah Net is a provider of logistics and warehouse services, as well as a facilitator of supply chain financing, historically known for supplying parallel-import vehicles. The Company now focuses on facilitating non-vehicle trade, providing storage services, logistics services, freight forwarding services, and inventory financing services to its clients. For more information, visit the Company’s corporate website at: https://cheetah-net.com.

Forward-Looking Statements

This press release contains certain forward-looking statements, including statements that are predictive in nature. Forward-looking statements are based on the Company’s current expectations and assumptions. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. These statements may be identified by the use of forward-looking expressions, including, but not limited to, “anticipate,” “believe,” “continue,” “estimate,” “expect,” “future,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters, but the absence of these words does not mean that a statement is not forward-looking. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in the Company’s filings with the U.S. Securities and Exchange Commission, including its registration statement on Form S-1, as amended, under the caption “Risk Factors.”

For more information, please contact:

Cheetah Net Supply Chain Service Inc.

Investor Relations

(704) 826-7280

ir@cheetah-net.com

Cheetah Net Supply Chain Service Inc.

·(704) 826-7280 ·6201 Fairview Rd. Ste 225, Charlotte, NC, 28210